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                                                                   EXHIBIT 26(k)


SECURIAN FINANCIAL GROUP, INC
400 Robert Street North
St. Paul, MN 55101-2098
www.securian.com
651.665.3500

                                                        (SECURIAN LOGO)
April 21, 2006



Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN  55101-2098

Gentlepersons:

In my capacity as counsel for the Minnesota Life Insurance Company (the "Company"), I have reviewed certain legal matters relating to the Company's Separate Account entitled Minnesota Life Variable Universal Life Account (the "Account") in connection with Post-Effective Amendment Number 16 on Form N-6. This Post-Effective Amendment is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to certain group variable life contracts (Securities and Exchange Commission File Number 33-85496).

Based upon that review, I am of the following opinion:

         1. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Minnesota; and

         2. The issuance and sale of the group variable life contracts funded by the Account have been duly authorized by the Company and such contracts, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/Donald F. Gruber

Donald F. Gruber
Assistant General Counsel

Securian Financial Group provides financial security for individuals and businesses through its subsidaries including Minnesota Life Insurance Company, Advantus Capital Management, Securian Financial Services and Securian Trust Company.